UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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Kohl’s Corporation
(Name of Registrant as Specified in Its Charter)

MACELLUM BADGER FUND, LP

MACELLUM BADGER FUND II, LP

MACELLUM ADVISORS, LP

MACELLUM ADVISORS GP, LLC

JONATHAN DUSKIN

GEORGE R. BROKAW

FRANCIS KEN DUANE

PAMELA J. EDWARDS

STACY HAWKINS

JEFFREY A. KANTOR

PERRY M. MANDARINO

CYNTHIA S. MURRAY

KENNETH D. SEIPEL

CRAIG M. YOUNG

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Macellum Badger Fund, LP, a Delaware limited partnership (“Macellum Badger”), together with the other participants named herein, has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Kohl’s Corporation, a Wisconsin corporation (the “Company”).

Item 1: On March 22, 2022, Macellum Badger issued the following press release:

Macellum Mails Definitive Proxy Materials and Sends Letter to Kohl’s Shareholders

Visit www.KeepKohlsAccountable.com for Access to Important Information and Resources

Urges Shareholders to Vote on the WHITE Proxy Card to Elect Macellum’s Full Slate at the Company’s Annual Meeting on May 11th

NEW YORK--(BUSINESS WIRE)--Macellum Advisors GP, LLC (together with its affiliates, “Macellum” or “we”), a long-term holder of nearly 5% of the outstanding common shares of Kohl’s Corporation (NYSE: KSS) (“Kohl’s” or the “Company”), today announced that it has mailed definitive proxy materials filed with the U.S. Securities and Exchange Commission (“SEC”) in connection with the Company’s Annual Meeting of Shareholders (the “Annual Meeting”). In addition, Macellum announced that it has sent a letter to fellow shareholders regarding the critical need for meaningful and urgent boardroom change at Kohl’s and urging shareholders to vote the WHITE proxy card to elect Macellum’s full slate at the Annual Meeting on May 11, 2022.

In its letter, Macellum highlights that the current Board of Directors (the “Board”) has presided over years of share price and operating underperformance while allowing billions of dollars in real estate assets to languish on the Company’s balance sheet. Rather than atone for its past failings by initiating a credible and open sale process over the past several weeks, the Board has done the following at shareholders’ expense:

•	Hastily rejected indications of interest from two credible and well-capitalized acquirers before providing sufficient access to management, a data room and other information that could inform upward adjustments to bids.

•	Rushed to implement an onerous, two-tiered poison pill that could only serve to chill acquirers’ interest.

•	Failed to communicate clearly and effectively about its purported process for evaluating potential acquirers’ proposals and overtures, even as rumors swirled about a growing set of suitors.

•	Proceeded with a much-touted Investor Day and the release of yet another standalone strategy that was met with a roughly 13% share price decline following its release.

•	Championed a capital and SG&A-intensive three-year plan that only appears to derive Earnings Per Share (“EPS”) growth from share repurchases.

•	Rejected our offers to compromise and ignored calls for the adoption of a universal proxy card, which would have allowed shareholders to pick the best directors from both the Company’s slate and our slate on one card at the 2022 Annual Meeting.

In light of these unfortunate circumstances, we feel compelled to proceed with running our majority slate. We believe shareholders will need a reconstituted Board in place if Kohl’s does not reach an agreement to sell itself to the highest bidder prior to the Annual Meeting. Our slate is committed to developing a superior standalone operating plan that can be compared to value-maximizing alternatives identified via a credible review process. Our slate will not allow any biases or prior opinions to cloud its judgement. We contend Kohl’s can be a source of tremendous value if it is finally unshackled from the incumbents and placed in the right hands – whether that be in the public or private market.

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REVIEW MORE OF OUR ANALYSIS AT WWW.KEEPKOHLSACCOUNTABLE.COM.

VOTE THE WHITE PROXY CARD TO ELECT MACELLUM’S ALIGNED AND EXPERIENCED SLATE.

CONTACT INFO@SARATOGAPROXY.COM WITH ANY QUESTIONS ABOUT YOUR PROXY AND HOW TO VOTE.

***

About Macellum

Macellum Capital Management is an activist investment firm, with deep expertise in the retail and consumer sectors, founded in 2009 by Jonathan Duskin. Macellum invests in undervalued companies that it believes can appreciate significantly in value as a result of a change in corporate strategy or improvements in operations, capital allocation or corporate governance. Macellum’s investment team, advisors and network of industry experts draw upon their extensive strategic, operating and boardroom experience to assist companies in designing and implementing initiatives to improve long-term shareholder value. Macellum prefers to constructively engage with management to improve its governance and performance for the benefit of all stockholders. However, when management is entrenched, Macellum has run successful proxy contests to effectuate meaningful change. Macellum has run successful election contests to effectuate meaningful change at many companies, including at The Children’s Place Inc., Citi Trends, Inc., Bed Bath and Beyond and Big Lots, Inc. Learn more at www.macellumcapitalmanagement.com.

Contacts

For Investors:

Saratoga Proxy Consulting
John Ferguson / Joe Mills, 212-257-1311
info@saratogaproxy.com

For Media:

Longacre Square Partners
Casie Connolly / Bela Kirpalani, 646-386-0091
macellum@longacresquare.com

Item 2: On March 22, 2022, Macellum Badger issued the following letter to the Company’s shareholders:

Dear Fellow Kohl’s Shareholders,

Macellum Advisors GP, LLC (together with its affiliates, “Macellum” or “we”) is one of the largest shareholders of Kohl’s Corporation (“Kohl’s” or the “Company”), with ownership of nearly 5% of the Company’s outstanding common shares. We have nominated ten highly qualified individuals for election to the Company's Board of Directors (the “Board”) at the upcoming Annual Meeting of Shareholders (the “2022 Annual Meeting”) in order to hold the incumbents accountable for their persistent failings and finally catalyze superior value creation.

It is unfortunate that we are forced to write to you today and proceed with this election contest. Rather than begin a credible and open sale process over the past several weeks, the current Board did the following:

•	Hastily rejected indications of interest from two credible and well-capitalized acquirers before providing sufficient access to management, a data room and other information that could inform upward adjustments to bids.

•	Rushed to implement an onerous, two-tiered poison pill that could only serve to chill acquirers’ interest.

•	Failed to communicate clearly and effectively about its purported process for evaluating potential acquirers’ proposals and overtures, even as rumors swirled about a growing set of suitors.

•	Proceeded with a much-touted Investor Day and the release of yet another standalone strategy that was met with a roughly 13% share price decline following its release.

•	Championed a capital and SG&A-intensive three-year plan that only appears to derive Earnings Per Share (“EPS”) growth from share repurchases.

•	Rejected our offers to compromise and ignored calls for the adoption of a universal proxy card, which would have allowed shareholders to pick the best directors from both the Company’s slate and our slate on one card at the 2022 Annual Meeting.

In light of these unfortunate circumstances, we feel compelled to proceed with running our majority slate. We believe shareholders will need a reconstituted Board in place if Kohl’s does not reach an agreement to sell itself to the highest bidder prior to the 2022 Annual Meeting. We believe Kohl’s can be a source of tremendous value if it is finally unshackled from the incumbents and placed in the right hands – whether that be in the public or private market.

We Contend Kohl’s Lacks a Credible Plan to Create Meaningful Value Following 20 Years of Share Price Stagnation

Despite more than two decades of share price and operating underperformance, Kohl’s has yet to devise a credible and resonant plan to create value. This is particularly evident given the 13% drop in the Company’s share price following the recent Investor Day on March 7, 2022, during which it unveiled its three-year plan.1 Further, given the array of reports that have indicated that several reputable buyers are ready to purchase the Company at a material premium to the unaffected stock price (that is, the price prior to reports that there were multiple interested acquirers), we believe shareholders must either demand a sale of the Company or vote to replace the majority of the Board with Macellum’s experienced and impartial nominees in order to seize these opportunities. After hastily rejecting at least two offers with seemingly minimal consideration and rushing to adopt an onerous poison pill that has likely chilled a robust sale process, we question whether this Board can be trusted to run a fair and credible review of strategic alternatives. The Board’s unwillingness to meaningfully monetize any of the Company’s approximately $8 billion in real estate is clear evidence, in our mind, that the current directors are only concerned with maintaining the status quo, rather than creating meaningful shareholder value.

1 From March 4, 2022 to March 7, 2022.

After months of build-up from the Kohl’s management team about its Investor Day, the Company finally presented its three-year plan only to see the share price immediately crater 13%. It was clear to us from the negative market reaction that other investors were as bewildered and disappointed as we were. In short, the Company’s plan projects that after three years, it will be back to last year’s EBIT level of $1.7 billion, at best – which is still below the $2.2 billion mark Kohl’s achieved within the last 10 years. Further, we believe the Board is allowing management to embark on a high-risk strategy that leaves little margin for error. We are dismayed that management plans to materially increase SG&A, capital expenditures and inventory simply to achieve seemingly uninspiring targets. Any EBIT growth is predicated on sales growth, which is something the Company has been unable to achieve for the last 10 years.

In our view, management’s plan is a non-starter and represents a feeble attempt to pull the wool over shareholders’ eyes. The starting point for the plan is 2022 and calls for EPS growth of mid-single-digit to high-single-digit percent gains. Kohl’s, however, neglects to highlight that the starting point – 2022 – is lower than results the Company achieved in 2021. Mathematically, if Kohl’s was able to hit the midpoint of its EPS growth range, EPS would only have grown 12% over three years with more than 100% of the gain coming from share repurchases and not EBIT growth. Even more disappointing, EBIT would be down high-single-digits versus 2021, using the midpoint of the Company’s three-year targets.

Lastly, the Company’s plan to repurchase approximately $3 billion of its outstanding common shares (35-40% of the aggregate shares outstanding), by itself, would lead to faster EPS growth than the three-year average, high-single-digit EPS growth the Company has guided to. This leaves little doubt in our mind as to how low the Board’s confidence is in the Company’s future, thereby reinforcing the need for a majority of the Board to be replaced.

Kohl’s Has Consistently and Chronically Underperformed

Since 2014, Kohl’s has outlined numerous plans to create value yet its share price has chronically underperformed against its retail peers and relevant indices over one-year, three-year, five-year and ten-year periods. Kohl’s’ recent analyst day and three-year plan are just the latest examples in a long list of plans that have failed to create meaningful value. Moreover, Kohl’s has recently touted its share performance from October of 2020. We believe it is misleading for the Company to use this cherry-picked starting point. October 2020 was very close to the low point of the pandemic, which had driven Kohl’s' share price down roughly 62% since the beginning of 2020. We contend the Company’s rebound from that point was merely a byproduct of its share price being down significantly and then the economy reopening in late 2020. We believe looking at the share performance since before the pandemic started is a far more appropriate period to measure from. Further, even using October 2020 as a starting point, Kohl’s has dramatically underperformed Macy’s and Dillard’s by 135 and 251 percentage points, respectively.

Exhibit 1: Total Shareholder Returns

Source: Bloomberg LP [As of 01/14/2022, the last trading day prior to the public announcement of two credible offers to acquire the Company]. Retail Peer Average/Median Includes: AEO, BBBY, BKE, BURL, CTRN, DDS, DKS, GPS, HIBB, JWN, M, PLCE, ROST, TGT, TJX, URBN, WSM. Compensation Peer Group Average Includes: BBBY, GPS, M, JWN, ROST, TJX

2021 Was Another Wasted Year

Last year, Macellum ran a campaign highlighting what we felt were the Board’s material mismanagement of the Company and inability to create value. Now, one year later, the Company’s shares have continued to significantly underperform its retail peers.2 Our campaign last year highlighted that the deficiencies in the Company’s operations and strategy were causing it to lose market share as well as the opportunity cost of letting approximately $8 billion of owned real estate sit idle on the balance sheet. Last year, Macellum settled for two nominees, but it has since become clear to us that adding two new directors on a 14-member Board was not nearly enough to change the status quo.

Since Macellum entered into a settlement agreement in April 2021, the Company’s share price is down approximately 22%.3 Further, it has become obvious to us that the Company’s most recent plan to create value has little chance of success, as Kohl’s is not addressing any of our core concerns regarding the operations of the business.

Today, we have the benefit of hindsight. We believe that investors cannot afford to give this Board another chance to squander an opportunity to create value through a strategic sales process, nor allow it to continue down an operational path that will not result in value creation.

Kohl’s Now Wants to Risk Everything on a Major Sephora Gamble, Which We Believe Is Unlikely to Be Accretive Given Unrealistic Assumptions Regarding its Future Contribution

Kohl’s indicates that Sephora will be its savior. We struggle to understand the math that would justify and make the capital expenditures to remodel a store for a Sephora shop accretive. While we agree having Sephora will help drive traffic to the stores, our concerns are centered around the cost required to do so and the ultimate earnings accretion of this initiative. The Board has already proven itself to be a poor steward of shareholders’ capital, spending $7.5 billion in cumulative capital expenditures since 2011 while EBIT declined 22% over the same time. By our calculations, Kohl’s is spending just shy of $1 million to remodel a store with a Sephora shop ($200 million of incremental capital expenditures over the 11-year, average capital expenditures baseline of $650 million for 200 additional Sephora stores). Assuming a mid-single-digit lift to sales, a 50% merchandise margin and 50% profit split with Sephora, as the Company disclosed, the gross margin benefit for an average $16 million Kohl’s stores is $200,000. Assuming Sephora staffs the shop itself with “highly trained Sephora associates,” Kohl's is likely just breaking even. Certainly not nearly enough, in our minds, to justify close to the $1 million capital expenditure required.

2As used throughout this letter, “retail peers” or “retail peer group” refers to AEO, BBBY, BKE, BURL, CTRN, DDS, DKS, GPS, HIBB, JWN, M, PLCE, ROST, TGT, TJX, URBN, WSM.

3 From April 13, 2021, the date of the Company’s settlement with Macellum through the close of trading on January 14, 2022.

Further, depreciating the almost $1 million capital expenditure per store over 10 years ($100K a year), would imply the Sephora shop’s contribution to EBIT could actually prove to have an overall net negative effect. Kohl’s claims that Sephora will generate $2 billion in sales or $2.4 million per 850 shops. That implies the sales lift required to make the capital expenditures for a Sephora remodel accretive has been from the mid-single-digits to mid-teens over the next few years. It is at best imprudent and at worst reckless to plan this expenditure with no evidence that the sales contribution will accelerate by that magnitude. In our experience, the incremental sales lift from a remodeled store peaks early and fades over time.

In Our View, Urgent Boardroom Change Is Needed Given the Board’s Recent Anti-Shareholder Actions, Attempts at Entrenchment and Lack of a Robust Strategic Alternatives Process

We believe the Board is, at best, being disingenuous and, at worst, being misleading when it touts its robust process for evaluating acquirers’ interest. Despite claiming that it has contacted 20 “buyers,” we do not believe the Company has meaningfully engaged with these parties with the intent of garnering the highest price for shareholders. From our vantage point, this kabuki theatre process seems like a check-the-box exercise that will allow the current Board to return to the status quo as soon as the 2022 Annual Meeting is over.

After initially dismissing our suspicions that offers had been made to acquire the Company as “unfounded speculation,” the Board just days later confirmed receipt of multiple expressions of interest following a flurry of media reports. A mere 11 days later, the Board then rejected these offers. We doubt that prospective acquirers were given adequate consideration or enough access to management, data rooms and information required to inform upward adjustments to bids. The Board also implemented an onerous poison pill that goes far beyond the normal “stop, look, and listen” mechanism most boards use when entering a sale process. The poison pill adopted by the Board appears to be structured to chill a sale process and prevents a potential acquirer from bringing an offer directly to shareholders without risking substantial dilution. In fact, simply announcing an intent to commence a tender offer (as opposed to consummating one) triggers the pill. While the Board may claim it has built in a “qualified offer” exception, the numerous requirements to be deemed a “qualified offer” all but ensure that no unsolicited offer will ever be made. The requirements include that an offer must be fully financed with committed capital, not subject to any due diligence and not arbitrarily deemed “inadequate” by the Company’s retained investment bank. Furthermore, the Board is not submitting the pill for shareholder approval, despite its 2022 Annual Meeting being a mere few months away.

Finally, Macellum requested that the Company consent to the use of a universal proxy card for the 2022 Annual Meeting whereby all candidates nominated by the Company and Macellum would appear on each side’s card and shareholders could pick and choose the 12 best candidates for election. Given that the U.S. Securities and Exchange Commission announced amendments to the federal proxy rules to require the use of universal proxy cards in all contested director elections occurring after August 31, 2022, just a few months after the 2022 Annual Meeting, Macellum argued that it would be best corporate governance practices for the Company to use a universal proxy card at the 2022 Annual Meeting. Without even responding to our request with a rejection, the Company has since filed its definitive proxy materials using its own proxy card, thereby rejecting our request for a universal proxy card.

We Believe the Majority of the Board Needs to Be Refreshed so a Robust Sale Process Can Take Place and Be Objectively Weighed Against the Company’s Internal Plans to Create Shareholder Value

Kohl’s is well-positioned as a retailer because it has off-mall locations, but this also means Kohl’s is in direct competition with thriving off-mall players like TJX Companies, Ross Stores, Target, Old Navy and Burlington. We believe that a refreshed Board must oversee the development of a robust road map to compete for market share against these competitors weighed against sale opportunities to maximize value for shareholders.

Macellum has recruited a slate of ten highly qualified and independent candidates for election at the upcoming 2022 Annual Meeting. Our slate possesses the right mix of corporate governance acumen, consumer and retail expertise, mergers and acquisitions experience, and independent ownership perspectives. Our nominees include:

•	George Brokaw, former Managing Director, Mergers & Acquisitions, at Lazard Frères & Co. LLC

•	Jonathan Duskin, Chief Executive Officer of Macellum Capital Management

•	Francis Ken Duane, former Executive Vice Chairman at PVH Corp. (NYSE: PVH)

•	Pamela J. Edwards, former executive at L Brands Inc., including Chief Financial Officer and Executive Vice President of Mast Global and Chief Financial Officer of Victoria's Secret

•	Stacy Hawkins, Vice Dean of Rutgers Law School

•	Jeffrey A. Kantor, former senior executive at Macy’s, Inc. (NYSE: M), including Chief Merchandising Officer and Chairman of Macys.com

•	Perry M. Mandarino, Co-Head of Investment Banking, Head of Restructuring and Senior Managing Director of B. Riley Securities, Inc.

•	Cynthia S. Murray, former President of Chico’s Brand, FAS, Inc. (NYSE: CHS)

•	Kenneth D. Seipel, former Chief Executive Officer of West Marine and Former Chief Executive Officer of Gabriel Brothers, Inc., as well as Former EVP of Stores, Operations and Store Design of Old Navy

•	Craig M. Young, Founder and Managing Principal of Tidewater Capital, LLC

Our nominees would seek to work with remaining members of the Board to develop a more comprehensive strategy focused on the following initiatives:

•	Management Support and Oversight – Add significant expertise to the Board to repair operational weaknesses and cultural changes.

•	Sales Growth – Improve merchandising approach and refocus on Women, Accessories and Home categories and private label to improve revenue growth.

•	Gross Margin Improvement – Increase in-house private label sourcing, rationalize and optimize distribution network, and increase inventory turns to improve profitability.

•	Cost Optimization/Rationalization – Implement zero base budgeting to reduce SG&A.

•	Capital Allocation and Balance Sheet Optimization – Drive greater efficiency from capital investments and explore sale leaseback transactions and share repurchases to increase ROIC.

•	Sale Process – Weigh risk-adjusted return of internal plan compared to sale opportunities.

•	Executive Compensation – Better align pay with performance.

We believe our nominees would represent a substantial improvement over the current members of the Board. A reconstituted Board that includes our candidates would be able to run a robust, objective strategic sales process and weigh this process against the risk-adjusted return of the Company’s plan. In the event a sale is pursued and ultimately falls through, we contend our candidates are far better equipped to develop and oversee a viable plan to create shareholder value.

Please vote the WHITE proxy card today. If you have any questions or require any assistance with your vote, please contact Saratoga Proxy Consulting, who is assisting us, and whose contact information appears below.

Thank you for your support,

Jonathan Duskin

Managing Partner

Macellum Capital Management

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Saratoga Proxy Consulting LLC

520 8th Avenue, 14th Floor

New York, NY 10018

(212) 257-1311

Shareholders Call Toll Free at: (888) 368-0379

Email: info@saratogaproxy.com

Voting Instructions

1.	You can vote by Internet or Telephone using the control number, which appears on your WHITE voting instruction form. You may also vote and return your WHITE voting instruction form in the enclosed pre-paid return envelope.
2.	If you have already voted a blue voting form from Kohl’s, a later dated vote on the WHITE voting instruction form will cancel your prior vote. Only your latest dated vote counts.
3.	Voting withhold on the Kohl’s directors on the blue voting form is not the same as voting for the Macellum Nominees on the WHITE voting instruction form
4.	Please vote each and every WHITE voting form you receive, since you may own multiple accounts.

Item 3: On March 21, 2022, Jonathan Duskin, Chief Executive Officer of Macellum Capital Management, LLC, was quoted in the following article published by the Milwaukee Journal Sentinel:

Kohl's Corp. says it received multiple 'non-binding' proposals to sell the company

Milwaukee Journal Sentinel

By Ricardo Torres

March 21, 2022

After engaging with more than 20 companies on different financial strategies including acquisition, Kohl's Corp. said Monday it received "multiple preliminary indications of interest."

"The proposals received are non-binding and without committed financing," the Menomonee Falls-based retailer said in a news release Monday.

"The board has authorized Goldman Sachs to coordinate with select bidders who have submitted indications of interest to assist with further due diligence so that they have the opportunity to refine and improve their proposals and include committed financing and binding documentation," Kohl's stated.

It's unknown which companies have submitted proposals, but there have been reports that Hudson's Bay is among those interested.

Kohl's Corp. is moving to gain shareholders' trust ahead of the company's May 11 shareholder meeting.

Both Kohl's management and dissident shareholders pressing for change are addressing shareholders with their vision of Kohl's future. In Kohl's' corner, it's Kohlmomentum.com; for the activists, it's Keepkohlsaccountable.com.

Also on Monday, Kohl's sent shareholders a letter advocating for their plans for the future of the company.

In its pitch to shareholders, Kohl's said the company's stock price has risen 146% since October 2020, paying a dividend of $2 a share, and noted it recently announced plans to open 200 Sephora at Kohl's shops.

Kohl's added it plans to create a $2 billion business with Sephora and increase its digital sales to $8 billion.

At the shareholder meeting, there will be a showdown of the board nominees. Macellum Capital Management, the activist investor that has been pushing for change at the board level, plans on nominating 10 candidates.

In the letter to shareholders, Kohl's took aim at the nominees saying they "have inferior capabilities and are not equipped to create value for shareholders" and "none have public company CEO experience."

Jonathan Duskin, CEO of Macellum who also nominated himself to be on the Kohl's board, said Kohl's' promotion of its stock price success is misleading and that Kohl's does not "have a lot of confidence in their shareholders to view the information objectively."

“The fact that their stock went down the most during COVID then bounced, we don’t really give them credit for that,” Duskin said. “We think it’s a horrible, misleading thing to do and they’re obviously trying to pull the wool over the shareholders’ eyes and tell them it’s good when it’s really not.”

Duskin also pointed to the stock performance from the company's Investor Day as an indication that the market is not impressed by Kohl's' plans.

“Their long-awaited analyst day, with their back against the wall, this was their moment to ‘wow’ everybody, and the stock went down 13% that day,” Duskin said. “It’s almost like every time Kohl’s speaks the stock goes down and every time we put out something the stock seems to respond positively.”

On Monday, Kohl's shares closed at $62.05, down 38 cents.